Exhibit 10.12

AMENDMENT TO EXECUTIVE AGREEMENT

THIS AMENDMENT TO EXECUTIVE AGREEMENT (this “Amendment”), effective as of February 16, 2005, by and between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (“Trust”), and DONALD C. WOOD (“Executive”), amends that certain Executive Agreement, dated as of February 22, 1999, by and between the Trust and Executive (the “Executive Agreement”).

A. Since the Executive Agreement was signed, Executive has been promoted from Senior Vice President – Chief Financial Officer to President and Chief Executive Officer.

B. The Trust, acting through its Board of Trustees, and Executive have determined that it is in the best interests of the Trust and Executive to modify the Executive Agreement to reflect Executive’s promotion.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Executive Agreement as follows:

1. Section 2 of the Executive Agreement entitled “Termination of Employment Following Change in Control” is hereby deleted in its entirety and the following is substituted therefor:

2. Termination of Employment Following Change in Control. If a Change in Control of the Trust occurs, Executive shall be entitled to the benefits provided in Section 3 upon: (a) the subsequent termination of Executive’s employment within a period of two (2) years after the occurrence of such Change in Control under any of the following circumstances: (i) by the Trust other than with Cause (as “Cause” is defined in that certain Severance Agreement dated as of February 22, 1999 between Executive and the Trust, as the same may be amended or modified form time to time); (ii) by Executive within six (6) months following the occurrence of one or more of the following events within a period of two years after the occurrence of such Change in Control:

(A)	the nature of Executive’s duties or the scope of Executive’s responsibilities as of the of this Amendment are materially modified by the Trust without Executive’s written consent where such material modification constitutes a demotion of Executive; provided, however, that a change in the position(s) to whom Executive reports shall not by itself constitute a material modification of Executive’s responsibilities;

(B)	The Trust changes the location of its principal office to outside a fifty (50) mile radius of the office where the Executive is headquartered;

(C)	The Trust’s setting of Executive’s base salary for any year at an amount which is less than ninety percent (90%) of the greater of (x) Executive’s base salary for 2005, or (y) Executive’s highest base salary during the three (3) then most recent calendar years (including the year of termination), regardless of whether such salary reduction occurs in one year or over the course of years; or

(D)	this Executive Agreement is not expressly assumed by any successor (directly or indirectly, whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer in a situation other than a Change in Control;

or (b) for any reason, either voluntarily or involuntarily, during the 30-day period beginning on the first anniversary of such Change of Control, unless such termination is because of Executive’s death, Disability or Retirement. The term “Disability” shall have the meaning assigned to it in the Trust’s group long-term disability policy. The term “Retirement” shall mean termination of employment in accordance with (i) a qualified employee pension or profit-sharing plan maintained by the Trust, or (ii) the Trust’s retirement policy in effect immediately prior to the Change in Control. For purposes of this Executive Agreement, Executive’s employment shall be terminated by written notice delivered by either the Trust or Executive to the other party. The date of Executive’s termination of employment shall be the earlier of the date of Executive’s or the Trust’s written notice terminating Executive’s employment with the Trust, unless such notice shall specify an effective date of termination occurring later than the date of such notice, in which event such specified effective date shall govern (“Termination Date”).

2. Section 3 of the Severance Agreement entitled “Payment of Benefits upon Termination” is hereby deleted in its entirety and the following is substituted therefor:

3. Payment of Benefits upon Termination. If, after a Change in Control has occurred, Executive’s employment with the Trust is terminated in accordance with Section 2 above, then the Trust shall pay to Executive and provide Executive, his beneficiaries and estate, the following:

(a) The Trust shall pay to Executive a single cash payment equal to three times the sum of his annual basic salary in effect on the day prior to the Change in Control plus a bonus equal to the greatest annual aggregate amount of any cash or stock bonuses paid to Executive in respect of any of the three (3)

fiscal years immediately preceding such Termination Date or if no such bonus has been paid to Executive during such time, fifty percent (50%) of his annual basic salary in effect on the day prior to the Change in Control. For purposes of the preceding sentence: (i) the terms “annual basic salary” and “bonus” shall not include any compensation paid pursuant to performance share awards or any cash or equity-based incentive award intended to be a long-term incentive award, including awards made pursuant to Employer’s 2003 Long-Term Incentive Award Program; (ii) an annual bonus paid in the form of stock will be considered to have been paid in respect of a particular year if (A) in the case of a bonus paid under the Trust’s annual Incentive Bonus Plan in effect for the applicable year (as the same may be amended from time or time, or any successor plan, the “Bonus Plan”), the stock bonus was awarded in respect of that year, even if it did not vest in that year, or (B) in the case of any other stock bonus, the shares vested in that year (other than as a result of the Change in Control); (iii) a stock bonus will be valued (A) in the case of a bonus paid under the Bonus Plan, at a figure equal to the number of shares awarded, multiplied by the per-share value (closing price) on the date on which the bonus was approved by the Compensation Committee of the Trust’s Board of Trustees, and (B) in the case of any other stock bonus, at a figure equal to the number of shares that vested, multiplied by the per-share value (closing price) on the date on which they vested; and (iv) notwithstanding the valuation provisions in clause (iii) above, if Executive elected to receive all or any portion of an annual bonus in the form of stock rather than cash, the maximum amount to be included as bonus for that year shall be the amount of cash bonus otherwise payable without taking into account any additional stock granted in consideration for delayed vesting. Payment also will be made for vacation time that has accrued, but is unused as of the date of termination. If Executive’s employment is terminated by Executive by a written notice which specifies a Termination Date at least five (5) business days later than the date of such notice, the payment shall be made on the Termination Date. If Executive gives less than five (5) business days notice, then such payment shall be made within five (5) business days of the date of such notice. Notwithstanding the above, if Executive’s termination of employment occurs under the circumstances described in Section 2(b) (i.e., for any reason, either voluntarily or involuntarily, during the 30-day period beginning on the first anniversary of such Change of Control, unless such termination is because of Executive’s death, Disability or Retirement), then if and to the extent required in order to comply with Section 409A of the Code, as determined by the Trust, the payment to Executive shall be delayed until six months and one day after the Termination Date;

(b) The Trust shall for a period of three (3) years following the Termination Date (i) maintain, at the Trust’s expense, at not less than Executive’s highest levels of coverage during the last twelve (12) months prior to the Change in Control, medical and dental insurance coverage by paying premiums due in connection with COBRA continuation coverage or converting its group medical and dental insurance policy to an individual policy for the benefit of Executive and paying the annual premiums associated with Executive’s continued

participation thereunder; (ii) maintain, at the Trust’s expense, at not less than his highest levels of coverage during the last twelve (12) months prior to the Change in Control, individual life insurance policies and accidental death and dismemberment policies for the benefit of Executive and pay the annual premiums associated therewith; and (iii) to the extent that the Trust maintains a long-term disability policy (or policies) that provided coverage to Executive in excess of the coverage provided under the Trust’s group long-term disability policy, maintain at not less than his highest levels of coverage during the last twelve (12) months prior to the Change in Control an individual long-term disability policy for the benefit of Executive and pay the annual premiums associated therewith. The Trust shall maintain, at the Trust’s expense, the split dollar individual life insurance policy (or policies) for the benefit of Executive in accordance with the agreement with respect to such policy (or policies) entered into by Executive and the Trust. The Trust also shall convert its group long-term disability policy to an individual policy for the benefit of Executive and pay the annual premiums associated with Executive’s continued participation thereunder for a period of three (3) years following the Termination Date. Notwithstanding the foregoing, Executive shall be required to pay the premiums and any other costs of such benefits in the same dollar amount that he was required to pay such costs immediately prior to the Termination Date. If the Trust is unable to provide any of the foregoing benefits directly for any reason, the Trust shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under the preceding sentences. To the extent there are any inconsistencies between the terms of this Executive Agreement and the terms of that certain Health Coverage Continuation Agreement between Executive and the Trust dated as of February 16, 2005, as the same may be amended from time to time, the terms of such Health Coverage Continuation Agreement shall control.

(c) The Trust, to the extent legally permissible, shall continue to provide to Executive all other principal executive officer perquisites, allowances, accommodations of employment, and benefits on the same terms and conditions as such are from time to time made available generally to the other principal executive officers of the Trust but in no event less than the highest level of the perquisites, allowances, accommodations of employment and benefits that were available to Executive during the last twelve (12) months of his employment prior to the Change in Control for a period of three (3) years following the Termination Date;

(d) For the purposes of this Section 3, Executive’s right to receive executive officer perquisites, allowances and accommodations of employment is intended to include (i) Executive’s right to have the Trust provide Executive for a period not to exceed one (1) year from Executive’s Termination Date with a telephone number assigned to Executive at the Trust’s offices, telephone mail and a secretary to answer the telephone; provided, however, such benefits described in this Subsection 3(d)(i) shall not include an office in, or physical access to, the Trust’s offices and will cease upon the commencement by

Executive of employment with another employer, and (ii) Executive’s right to have the Trust make available at the Trust’s expense to Executive at Executive’s option the services of an employment search/outplacement agency selected by Executive for a period not to exceed one (1) year.

3. Section 5 of the Executive Agreement entitled “Redemption” is hereby deleted in its entirety and the following is substituted therefor:

5. Intentionally left blank.

4. As amended hereby, the Executive Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Executive Agreement to be effective as of the day and year indicated above.

/s/ Donald C. Wood
Executive’s Signature

Executive’s Permanent Address:

55 Warwick Stone Way Great Falls, Virginia 22066

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Mark S. Ordan
	Name:	Mark S. Ordan
	Title:	Chairman of the Board

Address:
1626 East Jefferson Street Rockville, Maryland 20852